                                                            EXHIBIT 4.3

                             SHAREHOLDERS' AGREEMENT

         THIS SHAREHOLDERS' AGREEMENT (this "Agreement") is made and entered into as of the 1st day of September, 1997, by and among the persons signing as a "Shareholder" at the end of this Agreement (individually, a "Shareholder" and collectively, the "Shareholders") and MAXXIS GROUP, INC., a Georgia corporation (the "Company").

                              W I T N E S S E T H:

         WHEREAS, the Shareholders are the holders of the number of shares of Class A Common Stock, no par value per share (the "Class A Common Stock"), of the Company set forth opposite their names on Schedule I attached hereto;

         WHEREAS, the Shareholders and the Company deem it expedient and in their best interests to provide for certain agreements with respect to the transfer and voting of the Class A Common Stock of the Company, as set forth in this Agreement; and

         WHEREAS, the Shareholders and the Company desire to make certain other mutual promises for their mutual benefit and the benefit of the Company, as set forth in this Agreement.

         NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement, and as an inducement for the Shareholders to organize the Company, the parties hereto, intending to be legally bound, hereby agree as follows:

         SECTION 1. DEFINITIONS; BINDING AGREEMENT; RESTRICTIONS ON TRANSFER; SECURITIES LAWS.

         1.1 DEFINITIONS. For purposes of this Agreement:

         "ACT" shall mean the Securities Act of 1933, as amended.

         "PERMITTED TRANSFEREE," as to any Shareholder, shall mean: (i) any trust or custodianship having that Shareholder (or another Permitted Transferee) as the sole trustee(s) or custodian(s) and having that Shareholder (or another Permitted Transferee) and/or his spouse, natural-born or adoptive children, and/or his or their lineal descendants as its sole beneficiaries; (ii) a personal representative, trustee, executor or similar fiduciary acting on behalf of that Shareholder (or another Permitted Transferee) following such Shareholder's death or incapacity; (iii) any other Shareholder who is a party to this Agreement; or (iv) any other person or entity that the Company agrees in writing may become a transferee of Restricted Stock; provided, however, that such a person or entity shall become a Permitted Transferee only if such person or entity agrees in writing to be bound by the provisions of this Agreement as if the Restricted Stock continued to be held by the referenced Shareholder.

         "RESTRICTED STOCK" shall mean all shares of Class A Common Stock of the Company held by each Shareholder set forth on Schedule I hereto, together with:
(i) any other shares of Class



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A Common Stock purchased or otherwise acquired by any Shareholder from time to time; (ii) any option, warrant or other right to acquire Class A Common Stock; or (iii) any other rights or interests in stock or securities resulting from any stock dividend, stock split, merger or consolidation, recapitalization or other event involving the Class A Common Stock.

         "TRANSFER," used as a noun or verb, whether or not capitalized, shall mean any sale, assignment, transfer, pledge, encumbrance, gift (whether by lifetime transfer or, upon death, by testamentary devise or nontestamentary disposition pursuant to the laws of intestate succession) or other disposition, whether with or without consideration and whether voluntary or involuntary.

         1.2 PARTIES SUBJECT TO AGREEMENT. This Agreement will be binding upon the Shareholders who are parties to this Agreement, the Company and each and every person, firm or corporation claiming by, through or under them.

         1.3 NOTICE ON STOCK CERTIFICATES AND RESTRICTIONS ON TRANSFER AGENTS. No officer, director, transfer agent or employee of the Company will cause or permit any certificate representing Restricted Stock (a "Certificate") to be issued without proof of compliance with the terms of this Agreement. Every Certificate now or hereafter owned by a Shareholder or anyone claiming by, through or under any of them (whether owned by such Shareholder individually or collectively with any other person, firm or corporation) will bear a legend, in addition to any other legend on the certificate required to secure an offering exemption under the Act, which will give notice of the terms of this Agreement to all others, in form and content substantially as follows:

         NOTICE IS HEREBY GIVEN that the transfer of the securities represented by this Certificate is restricted by the issuer, and all rights, powers, restrictions, limitations, redemption and repurchase privileges reserved by the Company and its Shareholders are hereby incorporated into and made a part hereof as embodied in that certain Shareholders' Agreement (the "Shareholders' Agreement"). Any attempted transfer, pledge or other disposition of these securities that is not made in compliance with the Shareholders' Agreement shall be void. The Shareholders' Agreement is on file in the principal office of the Company, and a copy of such will be provided without cost to a prospective transferee of these securities upon such prospective transferee's request.

         1.4 RESTRICTIONS ON DISPOSITION. The Class A Common Stock is restricted, and no Transfer of Class A Common Stock may be made by a Shareholder in the absence of an effective registration statement under the Act or upon the delivery of an opinion of counsel (which opinion and counsel shall be satisfactory to the Company in the Company's sole discretion) that registration is not required.

         1.5 INVESTMENT INTENT. Each Shareholder hereby represents, warrants and covenants as follows:

                  (a) The Shareholder understands that the Restricted Stock held by him under this Agreement has not been registered under the Act in reliance upon exemptions contained in the Act and any applicable regulations promulgated thereunder or interpretations thereof, and cannot be offered for sale, sold or otherwise Transferred unless such Restricted Stock subsequently is so registered or qualify for exemption from registration under the Act; that the certificates representing shares of Restricted Stock bear legends substantially in the form set forth in Sections 1.3 and 1.6 hereof; and that any transfer agent employed or utilized by the Company shall be instructed not to effect any transfer of such Restricted Stock without prior written authorization from the Company (or, if the Company serves as its own transfer agent, a notation shall be made in the Company's records indicating the transfer restrictions to which such Restricted Stock is subject); provided that the Company covenants that any transfer agent the Company employs or utilizes shall be instructed to (or, if the Company serves as its own transfer agent, the Company shall itself) transfer Restricted Stock at the request of a Shareholder provided that all provisions of this Agreement have been satisfied and all tests required under the Act for the transfer of Restricted Stock have been met.

                  (b) Such Restricted Stock was acquired during the formation of the Company or were transferred pursuant to this Agreement to such Shareholder in good faith solely for its own account, for investment and not with a view toward resale or other distribution within the meaning of the Act; and such Restricted Stock shall not be offered for sale, sold or otherwise transferred without either registration or exemption from registration under the Act.

                  (c) Such Shareholder has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of its investment in such Restricted Stock; and such Shareholder understands and is able to bear any economic risks associated with such investment (including the necessity of holding such Restricted Stock for an indefinite period of time, inasmuch as such Restricted Stock has not been registered under the Act).

                  (d) Such Shareholder is familiar with the business which is presently being conducted and is intended to be conducted by the Company, including financial matters relating to such business; such Shareholder has been given the opportunity to obtain such information as it has requested concerning the business of the Company.

                  (e) Such Shareholder understands that such Restricted Stock will be considered "restricted securities" within the meaning of Rule 144 under the Act; that Rule 144 is not currently and may not ever be available to exempt from the registration requirements of the Act sales of such "restricted securities;" that if Rule 144 is available, sales may be made in reliance upon Rule 144 only in accordance with the terms and conditions of Rule 144, which among other things generally requires that the securities be held for at least one year and that sales be made in limited amounts and in "brokers' transactions" (volume and manner of sale requirements are subject to certain exceptions depending upon whether the seller is an "affiliate" within the meaning of Rule 144 and how long the securities have been held); and that, if an exemption for such sales is not available, registration of such Restricted Stock may be required, but that the Company is under no obligation to register such Restricted Stock or to facilitate compliance or to comply with any exemption except to the extent set forth in this Agreement.

         1.6 LEGEND ON CERTIFICATES. In addition to the legend required by
Section 1.3, the certificates representing the Restricted Stock issued pursuant to this Agreement shall bear a legend in substantially the following form:

         The shares represented by this certificate have not been registered under the Securities Act of 1933 (the "Act") or applicable state securities laws and cannot be offered, sold or transferred in the absence of registration or the availability of an exemption from registration under the Act, applicable state securities laws and regulations promulgated thereunder.

The Company covenants that if and when it becomes subject to the reporting requirements of Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934, as amended, it shall comply with the then current public information requirements of Rule 144(c)(1) and shall so certify to the Shareholders, providing them upon request with copies of all filings.

         1.7 SECURITIES LAW COVENANT OF THE COMPANY. The Company hereby covenants with every Shareholder that it will use the information provided to it by the Shareholders pursuant to this Agreement in a manner consistent with applicable securities laws, rules and regulations (but by this covenant takes no responsibility for the accuracy or completeness of such information).

         SECTION 2. COMPANY'S OPTION TO PURCHASE.

         2.1 TERMINATION OF EMPLOYMENT OR ENGAGEMENT FOR CAUSE. (a) If the Company terminates a Shareholder's employment with the Company (or, if a Shareholder is an independent contractor or consultant, such Shareholder's engagement by the Company as an independent contractor or consultant) for "cause" (as defined in the agreement between such Shareholder and the Company), the Company shall have the right to repurchase, at a price equal to the Fair Market Value (as defined below), an amount of the Shareholder's Class A Common Stock according to the following formula: (i) 100% if termination of employment or engagement as an independent contractor or consultant occurs prior to July 1, 1998; (ii) 80% if termination of employment or engagement as an independent contractor or consultant occurs prior to July 1, 1999; (iii) 60% if termination of employment or engagement as an independent contractor or consultant occurs prior to July 1, 2000; (iv) 40% if termination of employment or engagement as an independent contractor or consultant occurs prior to July 1, 2001; (v) 20% if termination of employment or engagement as an independent contractor or consultant occurs prior to July 1, 2002; provided, however, that such repurchase right with respect to Anner Mae Stokes would be triggered by the termination for cause of Ivey J. Stokes, such repurchase right with respect to Cynthia Glover would be triggered by the termination for cause of Robert Glover and such repurchase right with respect to The Anchora Company would be triggered by the termination for cause of Thomas O. Cordy. The closing of such repurchase shall occur on the


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20th business day following receipt by the Company of the final report from the
Appraiser (as defined below), but otherwise will be in accordance with Section
2.2 below.

         (b) For the purposes of this Agreement, "Fair Market Value" shall mean the price per share of the Class A Common Stock as determined by an investment banking, appraisal or advisory firm chosen by the Company (the "Appraiser") and reasonably acceptable to the Shareholder, it being agreed that the firm of Gross, Collins & Cress, if chosen by the Company, shall be acceptable to the Shareholder. The determination of the Fair Market Value of the Class A Common Stock by the Appraiser will be conclusive and binding on the parties, absent fraud. The Company will pay all fees and expenses of the Appraiser.

         2.2 CLOSING OF OPTION PURCHASE. On the closing date agreed to by the Shareholder and the Company (or upon the date determined in accordance with Section 2.1 of this Agreement, as the case may be), the Shareholder shall sell to the Company all right, title and interest in and to the Restricted Stock, free and clear of any lien, charge, encumbrance or restriction (other than transfer restrictions imposed by applicable securities laws), and the Company shall purchase the Restricted Stock from the Shareholder. At the closing of such purchase, the Shareholder shall deliver to the Company the Certificate(s) representing the Restricted Stock duly endorsed for transfer, and the Company shall deliver to the Shareholder a check in the amount of the Fair Market Value of the Restricted Stock.

         SECTION 3. OTHER TRANSFERS; RIGHT OF FIRST REFUSAL.

         3.1 PROHIBITION ON TRANSFER. Until the earlier of (i) July
1, 2002 or (ii) the closing of an underwritten public offering of the Company's common stock registered under the Act in which aggregate proceeds to the Company, net of all underwriting discounts and commissions and other expenses of issuance and distribution, are equal to at least $5,000,000, each Shareholder shall refrain from making any transfer of any shares of Restricted Stock, unless either:

            (a) such transfer is to a Permitted Transferee; or

            (b) the proposed terms of the transfer are for cash consideration from a bona fide offer, and the Shareholder has complied with the provisions of Section 3.2 below.

For purposes of this Section 3, a "bona fide offer" shall mean a good faith offer, in writing, entered into with a third party unaffiliated with the Shareholder, with the intent to purchase and sell, and without fraud or collusion. Any transfer or attempted transfer made in contravention of this prohibition shall be null and void.

         3.2 RIGHT OF FIRST REFUSAL.

         (a) Prior to any transfer of Restricted Stock by a Shareholder, such Shareholder (the "Transferor") shall, as set forth in this Section 3.2, provide the Company and, in the event the Company does not exercise its right of first refusal with respect to all of such shares of


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



Restricted Stock, the other Shareholders (the "Remaining Shareholders"), with a right of first refusal with respect to such transfer.

         (b) Prior to any transfer of Restricted Stock, the Transferor shall notify the Company and the Remaining Shareholders in writing of his intention to effect such transfer of the Restricted Stock. Such written notice shall constitute an offer (the "Offer Notice") to sell such Restricted Stock to the Company and the Remaining Shareholders on the terms and conditions set forth in this Section 3.2. Such Offer Notice shall set forth all information regarding the proposed transfer, including the number of shares of Restricted Stock proposed to be transferred; the name, address, background and financial capacity of the proposed transferee; and the terms and conditions (including price per share) of the proposed transfer. The Transferor shall also obtain promptly and provide such further information concerning the proposed transfer or proposed transferee as the Company or any Remaining Shareholder may reasonably request.

         (c) The Company may elect to purchase some or all of the shares of the Restricted Stock subject to the Offer Notice by delivery of a written notice to the Transferor and the Remaining Shareholders within 30 days of receipt of the Offer Notice. In the event the Company does not elect to purchase all of the shares of Restricted Stock subject to such Offer Notice, each of the Remaining Shareholders may elect to purchase some or all of the shares of Restricted Stock not elected to be purchased by the Company (the "Remaining Shares") by delivery of a written notice to the Transferor within 30 days of receipt of the Company's response to the Offer Notice. If the Remaining Shareholders who elect to purchase Remaining Shares (the "Electing Shareholders") elect to purchase, in the aggregate, a number of shares greater than the number of Remaining Shares, the number of Remaining Shares to be purchased by each of the Electing Shareholders shall be allocated by multiplying the number of shares requested by each Electing Shareholder by a fraction, the numerator of which equals the Remaining Shares and the denominator of which is the total number of shares requested by the Electing Shareholders, with the number of shares eligible for purchase by each Electing Shareholder being rounded to the nearest whole share. The expiration of the foregoing periods without notice of exercise of such rights of first refusal shall constitute the Company's election and/or the Remaining Shareholders' election not to exercise such rights of first refusal.

         (d) If the Company or the Shareholders elect not to exercise their rights of first refusal, the Transferor may, subject to compliance with applicable regulatory requirements, transfer the shares of Restricted Stock proposed to be transferred in accordance with the information, including the terms and conditions, set forth in the Offer Notice; provided, however, that (i) such transfer must comply with all other terms and conditions of this Agreement,
(ii) the shares of Restricted Stock so transferred shall remain subject to all provisions of this Agreement (including, but not limited to, this Section 3.2) with respect to any subsequent transfer thereof by the transferee and (iii) the Company may require the transferee to agree in writing to be bound by such restrictions as a condition to the effectiveness of the proposed transfer. If the Transferor does not complete such transfer within 90 days after the Company or the Shareholders have elected not to exercise their rights of first refusal, or if there is any material change in the terms or conditions of the proposed transfer, the transfer shall again be subject to the right of first refusal set forth in this Section 3.2.


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



         (e) The closing of the purchase of the Restricted Stock pursuant to the Company's or the Shareholders' exercise of their rights of first refusal shall occur as provided in Section 3.3 hereof.

         3.3 CLOSING.

         (a) In the event that the Company and/or the Electing Shareholders, as the case may be, elect to purchase Restricted Stock under Section 3.2 hereof, the Transferor shall tender the certificates or other instruments evidencing such Restricted Stock, duly endorsed, at the Company's offices at such date and time as the Company or the Electing Shareholders, as the case may be, may designate.

         (b) The Company or the Electing Shareholders, as the case may be, shall deliver the purchase price for such Restricted Stock to the Transferor upon receipt of the certificates or other instruments evidencing such Restricted Stock.

         (c) The Company may, at its option, assign its rights under Sections
3.2 hereof to one or more other purchasers on one or more occasions.

         SECTION 4. CONFIDENTIALITY.

         (a) Each Shareholder shall maintain in strict confidence, and shall use and disclose only as authorized by the Company or as he otherwise reasonably determines to be in pursuance of the best interests and in compliance with the internal procedures of the Company, all information of a competitively sensitive or proprietary nature which he receives in connection with the transactions contemplated hereby, as a holder of Class A Common Stock, or in any representative capacity on behalf of the Company. Each Shareholder shall use his best efforts to cause his attorneys, accountants, representatives and designees to do likewise.

         (b) These restrictions shall not be construed to apply to: (i) information generally available to the public; (ii) information released by the Company generally without restriction; (iii) information independently developed or acquired by a Shareholder without reliance in any way on other protected information of the Company; or (iv) information approved by the Company in writing for unlimited use and disclosure by the Shareholders.

         (c) Notwithstanding the foregoing restrictions, a Shareholder may use and disclose any such information to the extent required by an order of any court or other governmental authority, but only after the Company has been so notified and has had the opportunity, if possible, to obtain reasonable protection for such information in connection with its disclosure.

         SECTION 5. MISCELLANEOUS.

         5.1 EQUITABLE REMEDIES. The parties hereto declare that it is impossible to measure in money the damages which may accrue to a party hereto or to the estate or personal representative of a decedent, by reason of a failure to perform any of the obligations of this Agreement. Therefore, if any party hereto or the personal representative of a decedent shall


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institute any action or proceeding to enforce the provisions hereof, any other party against whom such action or proceeding is brought shall have no right to make the claim or defense therein, that such party or such personal representative has an adequate remedy at law. The parties further agree that the shares of Stock are unique chattels and that the equitable remedy of specific performance shall be available to enforce the terms of this Agreement.

         5.2 POST-TRANSFER RESTRICTIONS ON STOCK. From and after the date of the sale or other transfer of any shares of Stock, including a transfer by operation of law, the transferee Stockholders shall be subject to all of the limitations, terms, conditions, and provisions of this Agreement as if they were original parties.

         5.3 NOTICES. Notices given hereunder shall be deemed to have been duly given on the date of personal delivery or on the date of postmark if mailed by certified or registered mailed by certified or registered mail, return receipt requested, to the party being notified at his or its address specified on
Schedule II hereto or such other address as the addressee may subsequently notify the other parties of in writing.

         5.4 ENTIRE AGREEMENT AND AMENDMENTS. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and neither this Agreement nor any provision hereof may be waived, modified, amended or terminated except by a written agreement signed by the parties hereto. Any provision hereof may be waived, modified, amended or terminated by consent of Shareholders holding not less than 80% of the Restricted Stock then outstanding.

         5.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Georgia without regard to otherwise applicable principles of conflict of laws.

         5.6 SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and, subject to the restrictions set forth in this Agreement, inure to the benefit of the Shareholders and their permitted successors and assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns.

         5.7 WAIVERS. No waiver of any breach or default hereunder shall be considered valid unless in writing, and no such waiver shall be deemed a waiver of any subsequent breach or default of the same or similar nature.

         5.8 SEVERABILITY. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall attach only to such provision and shall not in any manner effect or render illegal, invalid or unenforceable any other provision of this Agreement, and this Agreement shall be carried out as if any such illegal, invalid or unenforceable provision weren't contained therein.

         5.9 CAPTIONS. Captions are for convenience only and are not deemed to be part of this Agreement.


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



         5.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instrument.

         5.11 LIMITATION OF BENEFITS. It is the explicit intention of the parties hereto that no person or entity other than the parties hereto is or shall be entitled to bring any action to enforce any provision of this Agreement against any of the parties hereto, and the covenants, undertakings and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors, heirs, executors, administrators, legal representatives and permitted assigns.

         5.12 FURTHER ASSURANCES. Each individual Shareholder agrees to insert in his will, or to execute a codicil thereto including, a direction to his personal representative to fulfill and comply with the provisions hereof and to sell and transfer his shares in accordance herewith, but failure to do so shall not release the Restricted Stock owned by the decedent from the restriction of this Agreement or the personal representative from being bound by and acting in accordance with the terms thereof.

         5.13 GENDER AND PLURALS. Where appropriate herein, the references to the masculine gender shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, in each case as the context may require.

         IN WITNESS WHEREOF, this Agreement has been executed as of the date and year first above written.

                                  MAXXIS GROUP, INC.



                                  By:/s/ Thomas O. Cordy
                                     -----------------------------------------
                                  Name:  Thomas O. Cordy
                                  Title: President and Chief Executive Officer


                                  SHAREHOLDERS


                                  KING DAVID TRUST


                                  /s/ Alvin Curry
                                  --------------------------------------------
                                  Alvin Curry, Trustee

                                  /s/ Alvin Curry
                                  --------------------------------------------
                                  Alvin Curry


                                  /s/ Cynthia Glover, Trustee
                                  --------------------------------------------
                                  Cynthia Glover, trustee, U/A Louise
                                  Glover dated January 10, 1997


                                  /s/ James W. Brown
                                  --------------------------------------------
                                  James W. Brown


                                  /s/ Maxine Graves
                                  --------------------------------------------
                                  Maxine Graves, trustee, U/A Corrine
                                  Woods dated January 20, 1997


                                  /s/ Larry W. Gates
                                  --------------------------------------------
                                  Larry W. Gates


                                  /s/ Victor B. Jemison
                                  --------------------------------------------
                                  Victor Jemison


                                  /s/ Edward A. Kelly, trustee
                                  --------------------------------------------
                                  Edward A. Kelly, trustee, U/A Sara
                                  K. Parlee dated April 19, 1995


                                  /s/ Kim M. Jaggers
                                  --------------------------------------------
                                  Kim M. Jaggers, trustee, U/A Hortense
                                  Kirkman Bey dated January 11, 1996


                                  THE ANCHORA COMPANY


                                  By: /s/ M. Catherine Bruce
                                  --------------------------------------------
                                  Title:  Director

                                  /s/ Terrell Chambers
                                  --------------------------------------------
                                  Terrell Chambers


                                  /s/ Jennifer A. Parks
                                  --------------------------------------------
                                  Jennifer A. Parks


                                  /s/ John T. Petty, Jr.
                                  --------------------------------------------
                                  John T. Petty, Jr.


                                  /s/ Paul Seagraves
                                  --------------------------------------------
                                  Paul Seagraves


                                  /s/ Richard Willis, Jr.
                                  --------------------------------------------
                                  Richard Willis, Jr.

                      SCHEDULE I TO SHAREHOLDERS' AGREEMENT

         The following sets forth the number of shares of Class A Common Stock held by each Shareholder:


                                                        Number of Shares
          Name of Shareholder                        of Class A Common Stock
          -------------------                       -----------------------
          King David Trust                                25,000,000
          Alvin Curry                                     10,000,000
          Cynthia Glover, trustee, U/A Louise
            Glover dated January 10, 1997                 10,000,000
          James W. Brown                                   2,500,000
          Maxine Graves, trustee, U/A Corrine
            Woods dated January 20, 1997                   2,500,000
          Larry W. Gates                                   2,500,000
          Victor Jemison                                   2,500,000
          Edward A. Kelly, trustee, U/A Sara
            K. Parlee dated April 19, 1995                 2,500,000
          Kim M. Jaggers, trustee, U/A Hortense
            Kirkman Bey dated January 11, 1996             2,500,000
          The Anchora Company                              4,000,000
          Terrell Chambers                                 1,500,000
          Jennifer A. Parks                                1,500,000
          John T. Petty, Jr.                               1,500,000
          Paul Seagraves                                   1,500,000
          Richard Willis, Jr.                              1,500,000

                     SCHEDULE II TO SHAREHOLDERS' AGREEMENT

                              Addresses for Notices

King David Trust
5231 E. Memorial Drive
#226
Stone Mountain, GA  30083

Alvin Curry
1861 Cedar Grove Road
Conley, GA  30027

Cynthia Glover, trustee,
  U/A Louise Glover dated
  January 10, 1997
7839 Taylor Circle
Riverdale, GA  30274

James W. Brown
60 View Point Drive
Dawsonville, GA  30534

Maxine Graves, trustee,
  U/A Corrine Woods dated
  January 20, 1997
1510 Indiana Street
Pine Bluff, AR  71601

Larry W. Gates, II
7911 S. Hosmer,
Suite D-133
Tacoma, WA  98408

Victor Jemison
1150 Rankin Street E-6
Stone Mountain, GA  30083

Edward A. Kelly, trustee,
  U/A Sara K. Parlee
  dated April 15, 1995
P.O. Box 1002
Pittsboro, NC 27312

Kim M. Jaggers, trustee
  U/A Hortense Kirkman Bey
  dated January 11, 1996
49401 Pine Ridge Drive
Plymouth, MI  48170

Terrell Chambers
1521 NW 55th Street
Miami, FL  33142

Jennifer A. Parks
4673 Raiders Ridge Court
Lithonia, GA  30038

John T. Petty, Jr.
5400 E. Williams Boulevard
#14103
Tucson, AZ  85711

Paul D. Seagraves
1309 27th Street Court NW
Gig Harbor, WA  98335

Richard Willis, Jr.
2167 Bentcreek Way SW
Atlanta, GA  30311

The Anchora Company
c/o M. Catherine Bruce
Salem Management Company, Ltd.
Design House, Leeward Highway
P.O. Box 150, Providenciales
Turks & Caicos islands, B.W.I.